EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES SECOND QUARTER RESULTS

NET EARNINGS INCREASE 13 PERCENT

RALEIGH, North Carolina (August 3, 2004) – Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the second quarter and six months ended June 30, 2004. Second-quarter net earnings of $44.7 million, or $0.92 per diluted share, increased 13 percent versus 2003 second-quarter net earnings of $39.7 million, or $0.81 per diluted share.

Net sales for the quarter were $415.4 million, a 4 percent increase over the $400.3 million recorded in second quarter of 2003. Earnings from operations for the second quarter of 2004 were $73.2 million compared with $68.9 million in 2003. Other operating income and expenses, net, which is included in earnings from operations, was income of $2.7 million in 2004 compared with net expenses of $0.7 million in 2003. Earnings from continuing operations were $44.4 million, or $0.91 per diluted share, compared with $39.0 million, or $0.80 per diluted share, in the prior-year quarter. The Company posted after-tax earnings from discontinued operations of $0.3 million for the quarter compared with $0.7 million in 2003.

Net sales for the first six months of 2004 were $721.7 million compared with $673.1 million for the year-earlier period. Year-to-date operating earnings increased 21 percent to $72.9 million in 2004 versus $60.4 million in 2003. The Company posted after-tax earnings of $0.3 million on discontinued operations compared with an after-tax loss of $0.4 million in 2003. For the six-month period ended June 30, net earnings were $38.2 million, or $0.78 per diluted share, in 2004 compared with net earnings of $18.8 million, or $0.38 per diluted share, in 2003, inclusive of an accounting change.

Management Commentary:
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We were very pleased with our second quarter results given operating conditions and transportation shortages. We saw continued improvement in demand for aggregates, particularly in the Southeast. However, shipments were hampered by transportation shortages, poor weather in certain areas, and cement shortages, which affected some of our customers.

“Despite tough operating conditions during the quarter, we had a 2 percent increase in heritage aggregates shipments coupled with an almost 2 percent increase in pricing, which led to solid sales growth. Strong shipments and pricing in the Carolinas and Georgia led the way, overcoming weak performance in our Southwest operations. Near record-setting rainfall during the quarter in the Texas, Arkansas, Oklahoma and Louisiana areas, coupled with significant rail transportation shortages in Texas and parts of the Southeast, significantly depressed shipment volume. Our offshore operations in the Bahamas and Nova Scotia made a very positive contribution to earnings compared with the prior year, as did our MidAtlantic Region. The positive results in the Southeast included the absorption of the impact of rail and water transportation shortages and cement shortages.

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MLM Reports Second Quarter Results

August 3, 2004

“Second-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, continued the very positive trend noted during the first quarter. Magnesia Specialties’ sales grew 24 percent as a result of strong lime sales to the steel industry and increased chemicals sales to a variety of end users. Given the significant amount of fixed costs related to this business, we benefited from operating our plants at a higher capacity during the quarter compared with the prior year. Magnesia Specialties’ operating earnings were $4.7 million compared with $2.0 million in the prior-year period. We continue to expect operating results for this business to be strong for the remainder of the year. Specialty Products results for the second quarter of 2004 include a $2.3 million loss from operations in the Structural Composites business as we continue to build our capabilities in this new area.

“Selling, general and administrative expenses increased from the prior-year quarter, primarily as a result of increased incentive compensation costs related to profitability improvement, regulatory compliance costs, and overhead from the Structural Composites business. Other operating income and expenses, net, was favorable in 2004 due primarily to gains on sales of assets and changes in other miscellaneous accruals.

“We ended the quarter with $86 million in cash compared with $17 million in the prior-year period, even after investing $32 million in our pension plan and repurchasing $25 million of our common stock in the first quarter. We expect to continue to generate significant cash throughout the year. We will also continue to evaluate ways to utilize our excess cash to provide benefits to our shareholders.

“We are encouraged by the progress of our structural composites technology and products, which offer weight reduction, corrosion resistance and other positive attributes compared with conventional materials. Our market research and product trials with high-quality customers in a wide variety of industries continue to validate interest in our structural composite products, particularly for their weight reduction and corrosion attributes. Product trials and commercialization continue to be our near-term focus, with a significant number of customers evaluating our products for use in truck, rail, infrastructure, and military applications. As expected, we incurred a loss on this business in the second quarter. At this point, we expect net sales from composite products in 2004 to range from $10 million to $20 million, with operating results at a loss for the year. Net sales and earnings for 2004 will depend on the timing and level of customer orders received during the third quarter.

“In the third quarter, we will bring additional capacity on line at our Nova Scotia location, which will boost potential output from 3.2 million to 4.8 million tons annually. Also, we recently signed a long-term agreement that provides additional dedicated shipping capacity from our Bahamas operation to our coastal ports. These steps should be positive for our offshore business. In the Southwest, rail transportation shortages continue to affect our business. However, we expect the multiple transportation modes we have developed with other rail carriers and via deepwater ship should provide us with the flexibility to better serve our customers in the Southwest.

“The outlook for the Aggregates business for the remainder of 2004 is cautiously optimistic. The level of highway spending will continue to be uncertain until a federal highway bill is finalized and state construction spending priorities are set. Federal highway funding has been operating under a continuing resolution since the expiration of the prior bill on September 30, 2003. Residential construction spending is expected to be essentially flat. Commercial construction spending, while beginning to recover in some areas in the United States, is not expected to improve significantly until later this year or, more likely, in 2005.

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MLM Reports Second Quarter Results

August 3, 2004

“Based on our most current analysis, we expect aggregates shipments volume to increase 2.5 percent to 4 percent and aggregates pricing to increase 2 percent to 3 percent. We currently expect net earnings per diluted share for 2004 to range from $2.37 to $2.62. Third quarter 2004 earnings per diluted share are expected to be in a range of $0.95 to $1.07. The second half of 2004 will prove more challenging in demonstrating quarter-over-quarter improvement because of strong second-half performance in 2003. Further, the volatility of energy prices, state construction spending priorities, continued rail and water transportation shortages, the degree of commercial construction recovery that also is being affected by the supply of cement, composites performance, and the sale of underperforming assets are the significant factors that are likely to affect our performance within the earnings range.”

Operating Highlights:
Net sales for the Aggregates division for the second quarter were $386.8 million, a 2 percent increase over 2003 second-quarter sales of $378.2 million. Aggregates volume at heritage locations was up 2.2 percent while pricing increased 1.7 percent. Inclusive of acquisitions and divestitures, aggregates pricing increased 1.5 percent and aggregates shipments increased slightly. The division’s earnings from operations for the quarter were $70.9 million in 2004 versus $68.0 million in the year-earlier period. Year-to-date net sales were $666.6 million versus $631.2 million in 2003. Earnings from operations on a year-to-date basis were $69.4 million in 2004 compared with $60.6 million in 2003. For the six-month period ended June 30, 2004, heritage aggregates volume increased 5.2 percent, while pricing was up 2.1 percent. Inclusive of acquisitions and divestitures, aggregates shipments increased 3.4 percent while average selling price increased 1.8 percent.

Specialty Products’ second-quarter net sales of $28.6 million increased 30 percent over prior-year net sales of $22.1 million. Earnings from operations for the second quarter were $2.3 million compared with $0.9 million in the year-earlier period. For the first six months of 2004, net sales were $55.1 million and earnings from operations were $3.5 million compared with net sales of $41.9 million and a loss from operations of $0.2 million for the first six months of 2003.

Accounting Change:
Effective January 1, 2003, the Corporation adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). The cumulative effect of adopting FAS 143 was an after-tax charge of $6.9 million, or $0.14 per diluted share.

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The Company will host an online Web simulcast of its second-quarter 2004 earnings conference call later today (August 3, 2004). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5591 confirmation number 157898.

For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

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MLM Reports Second Quarter Results

August 3, 2004

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, business and economic conditions and trends in the markets the Corporation serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; ability to recognize increased sales and quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composite technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with structural composite revenue levels, products pricing, and cost associated with manufacturing ramp-up; the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Reports Second Quarter Results

August 3, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$415.4	$400.3	$721.7	$673.1
Freight and delivery revenues	55.2	54.6	98.2	95.0

Total revenues	470.6	454.9	819.9	768.1

Cost of sales	311.8	301.7	585.3	553.1
Freight and delivery costs	55.2	54.6	98.2	95.0

Cost of revenues	367.0	356.3	683.5	648.1

Gross profit	103.6	98.6	136.4	120.0
Selling, general and administrative expenses	32.9	28.9	64.7	59.9
Research and development	0.2	0.1	0.3	0.2
Other operating (income) and expenses, net	(2.7)	0.7	(1.5)	(0.5)

Earnings from operations	73.2	68.9	72.9	60.4
Interest expense	10.7	10.9	21.0	21.0
Other nonoperating (income) and expenses, net	(0.5)	0.8	(1.1)	1.1

Earnings before taxes on income and cumulative effect of change in accounting principle	63.0	57.2	53.0	38.3
Income tax expense	18.6	18.2	15.1	12.3

Earnings from continuing operations before cumulative effect of change in accounting principle	44.4	39.0	37.9	26.0
Discontinued Operations:
Earnings from (Loss on) discontinued operations, net of related tax expense (benefit) of $0.3, $0.4, $1.1 and $(0.3), respectively	0.3	0.7	0.3	(0.4)

Earnings before cumulative effect of change in accounting principle	44.7	39.7	38.2	25.6
Cumulative effect of change in accounting for asset retirement obligations	—	—	—	(6.8)

Net Earnings	$44.7	$39.7	$38.2	$18.8

Net earnings per share:
Basic from continuing operations before cumulative effect of change in accounting principle	$0.92	$0.80	$0.79	$0.53
Discontinued operations	0.01	0.01	—	(0.01)
Cumulative effect of change in accounting principle	—	—	—	(0.14)

	$0.93	$0.81	$0.79	$0.38

Diluted from continuing operations before cumulative effect of change in accounting principle	$0.91	$0.80	$0.78	$0.53
Discontinued operations	0.01	0.01	—	(0.01)
Cumulative effect of change in accounting principle	—	—	—	(0.14)

	$0.92	$0.81	$0.78	$0.38

Dividends per share	$0.18	$0.18	$0.36	$0.33

Average number of shares outstanding:
Basic	48.2	48.9	48.3	48.9

Diluted	48.6	49.1	48.7	49.1

Certain 2003 amounts have been reclassified to conform to the 2004 presentation. These reclassifications had no impact on previously reported net earnings or financial position.

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MLM Reports Second Quarter Results

August 3, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales:
Aggregates	$386.8	$378.2	$666.6	$631.2
Specialty Products	28.6	22.1	55.1	41.9

Total	$415.4	$400.3	$721.7	$673.1

Gross profit:
Aggregates	$98.1	$95.1	$126.6	$115.3
Specialty Products	5.5	3.5	9.8	4.7

Total	$103.6	$98.6	$136.4	$120.0

Selling, general, and administrative expenses:
Aggregates	$30.3	$26.6	$59.5	$55.5
Specialty Products	2.6	2.3	5.2	4.4

Total	$32.9	$28.9	$64.7	$59.9

Other operating (income) and expenses, net
Aggregates	$(3.2)	$0.5	$(2.3)	$(0.8)
Specialty Products	0.5	0.2	0.8	0.3

Total	$(2.7)	$0.7	$(1.5)	$(0.5)

Earnings from operations:
Aggregates	$70.9	$68.0	$69.4	$60.6
Specialty Products	2.3	0.9	3.5	(0.2)

Total	$73.2	$68.9	$72.9	$60.4

Depreciation	$30.3	$31.5	$61.2	$62.5
Depletion	1.5	1.7	2.8	2.4
Amortization	1.4	1.4	2.8	3.1

	$33.2	$34.6	$66.8	$68.0

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$107.6	$103.7	$142.1	$126.7

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA includes the noncash charge for the cumulative effect of the change in accounting principle. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

     A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net Cash Provided by Operating Activities	$68.5	$41.4	$51.9	$61.0
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	8.5	33.5	49.6	34.0
Other items, net	1.0	(0.7)	3.5	(1.3)
Income tax expense	18.9	18.6	16.1	12.0
Interest expense	10.7	10.9	21.0	21.0

EBITDA	$107.6	$103.7	$142.1	$126.7

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MLM Reports Second Quarter Results

August 3, 2004

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2004	2003	2003
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$85.8	$125.1	$17.2
Accounts receivable, net	259.9	234.6	296.5
Inventories, net	228.7	213.8	237.8
Other current assets	42.5	48.0	45.5
Property, plant and equipment, net	1,041.1	1,042.4	1,058.5
Intangible assets, net	598.9	602.7	608.1
Other noncurrent assets	56.1	63.5	53.6

Total assets	$2,313.0	$2,330.1	$2,317.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1.0	$1.1	$9.4
Other current liabilities	198.0	219.1	208.3
Long-term debt and commercial paper (excluding current maturities)	713.2	717.1	746.7
Other noncurrent liabilities	272.7	263.0	266.8
Shareholders’ equity	1,128.1	1,129.8	1,086.0

Total liabilities and shareholders’ equity	$2,313.0	$2,330.1	$2,317.2

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MLM Reports Second Quarter Results

August 3, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2004	2003
Net earnings	$38.2	$18.8
Cumulative effect of change in accounting principle	—	6.8

Earnings before cumulative effect of change in accounting principle	38.2	25.6
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	66.8	68.0
Other items, net	(3.5)	1.3
Changes in operating assets and liabilities:
Deferred income taxes	7.6	7.5
Accounts receivable, net	(25.3)	(63.0)
Inventories, net	(17.6)	0.2
Accounts payable	0.9	2.4
Other assets and liabilities, net	(15.2)	19.0

Net cash provided by operating activities	51.9	61.0

Investing activities:
Additions to property, plant and equipment	(70.3)	(56.7)
Acquisitions, net	(5.6)	(8.6)
Proceeds from divestitures, net	26.1	6.2

Net cash used for investing activities	(49.8)	(59.1)

Financing activities:
Net principal (repayments of) borrowings on long-term debt	(0.7)	9.8
Loans payable	—	(1.2)
Change in bank overdraft	(0.3)	(4.5)
Termination of interest rate swaps	—	12.6
Dividends paid	(17.3)	(16.1)
Repurchases of common stock	(25.0)	—
Issuance of common stock	1.9	0.2

Net cash (used for) provided by financing activities	(41.4)	0.8

Net (decrease) increase in cash and cash equivalents	(39.3)	2.7
Cash and cash equivalents, beginning of period	125.1	14.5

Cash and cash equivalents, end of period	$85.8	$17.2

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MLM Reports Second Quarter Results

August 3, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2004		June 30, 2004
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance(1)
Heritage Aggregates Operations(2)	2.2%	1.7%	5.2%	2.1%
Aggregates Division(3)	0.2%	1.5%	3.4%	1.8%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Shipments (tons in thousands)
Heritage Aggregates Operations(2)	51,776	50,677	88,354	84,000
Acquisitions	—	—	—	—
Divestitures(4)	95	1,101	397	1,843

Aggregates Division(3)	51,871	51,778	88,751	85,843

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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